Exhibit 99.1

Serina Therapeutics Reports Third Quarter 2025 Financial Results and Provides Business Highlights
HUNTSVILLE, November 13, 2025 (GLOBE NEWSWIRE) — Serina Therapeutics, Inc. (“Serina” or the "Company") (NYSE American: SER), a clinical-stage biotechnology company advancing its lead Investigational New Drug ("IND") candidate, SER-252, for advanced Parkinson's disease, enabled by its proprietary POZ Platform™ drug optimization technology, today announced its financial results for the third quarter ended September 30, 2025, along with key recent updates.

Steve Ledger, Chief Executive Officer of Serina, stated, "The FDA's alignment with our plan to advance SER-252 under a 505(b)(2) NDA pathway, and its recognition of the Phase 1b trial as registrational, represents a key milestone for Serina. This outcome underscores our regulatory and development strategy, positioning SER-252 for an accelerated path to potential approval. It also highlights the broader opportunity for our POZ platform to streamline development timelines and unlock significant value across our pipeline."

•Regulatory Update: SER-252 for Advanced Parkinson’s Disease: Following a Type B meeting with the U.S. Food and Drug Administration (the "FDA") in August 2025, the FDA's written feedback supported Serina’s proposal to advance SER-252 under a 505(b)(2) NDA pathway for advanced Parkinson’s disease. On November 3, 2025, the FDA placed the IND on clinical hold pending additional information regarding a commonly used formulation excipient. The hold does not relate to the active drug substance or its mechanism of action. Serina expects the formal FDA communication within 30 days and is actively working to address the FDA’s questions to enable the initiation of the registrational study as soon as possible.

•Advancement of SER-270 for Tardive Dyskinesia: Serina continues to advance SER-270, its next program from the POZ Platform, designed to deliver long-acting VMAT2 inhibition for the treatment of tardive dyskinesia (TD). The Company is on track to complete formulation optimization and pre-IND activities in 2026.

•Secured Up to $20 Million in Funding: In September 2025, Serina entered into a convertible note and warrant financing agreement providing up to $20 million in funding, led by a member of Serina’s Board of Directors. The first $5 million tranche was drawn in September. If all warrants are issued and exercised in full, the financing could yield additional gross proceeds of up to $20 million.
•Expanded Stakeholder Communications and Transparency Initiatives: In October 2025, Serina launched a comprehensive corporate communications platform to enhance stakeholder engagement and transparency. The initiative includes regular digital updates, educational content, multimedia resources, and expert commentary aimed at patients, clinicians, investors, and the scientific community.
•At-the-Market (ATM) Equity Program: In April 2025, Serina entered into a Capital on Demand™ Sales Agreement with JonesTrading Institutional Services LLC, under which the Company may offer and sell up to $13.3 million of common stock. As of November 7, 2025, Serina has issued 474,712 shares of common stock at a gross average price of $6.00, resulting in net proceeds of $2.8 million.

Third Quarter Operating Results
Operating Expenses: Operating expenses for the three months ended September 30, 2025 and 2024 were $6.4 million and $5.3 million, respectively.

Research and Development (R&D) Expenses: R&D expenses were $3.6 million for the three months ended September 30, 2025, compared to $2.4 million for the same period in 2024. The increase of $1.2 million is primarily driven by increases in outsourced research services, consultant spend mainly for chemistry, manufacturing, and controls activities, amortization for a prepaid technology access fee and increased spend in clinical related activities. These increases were partially offset by decreases in legal patent fees for certain patent and other intellectual property and biological material assets included in Legacy Assets and salaries.
General and Administrative Expenses: General and administrative expenses were $2.7 million for the three months ended September 30, 2025, compared to $2.9 million for the same period in 2024. The net decrease of $0.2 million is due to the reduction of compensation related costs partially offset by an increase in investor outreach expenses.
Other Income, Net: Other income was $1.8 million for the three months ended September 30, 2025 compared to $6.7 million net income for the same period in 2024. The $4.9 million net decrease in income was primarily attributable to the change in fair value of liability classified warrants partially offset by a gain in warrant expirations.
Net (Loss) Income: The net loss attributable to Serina for the three months ended September 30, 2025 was $4.6 million, or $0.45 per basic and diluted share, compared to net income of $1.4 million, or $0.16 per basic share and $0.13 per diluted share for 2024.
Liquidity Information
Cash and cash equivalents totaled $8.6 million as of September 30, 2025.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ PlatformTM provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology.
About the POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include toxicity, side effects and short half-life. Serina believes that by using POZ technology, drugs with narrow therapeutic windows can be designed to maintain more desirable and stable levels in the blood.
Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications. Serina intends to advance additional applications of the POZ platform via out-licensing, co-development, or other partnership arrangements, including the non-exclusive license agreement with Pfizer, Inc. to use Serina’s POZ polymer technology for use in lipid nanoparticle drug (LNP) delivery formulations.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS). CDS has been shown to reduce the severity of levodopa-related motor complications (dyskinesia) in Parkinson’s disease. Preclinical studies support the potential of SER 252 to provide CDS without skin reactions. Serina plans to advance SER 252 to clinical testing in 2025.
SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.

About SER-270 (POZ-VMAT2i)
SER-270 is an investigational once-weekly VMAT2 inhibitor developed with Serina’s POZ platform to address adherence and access challenges in tardive dyskinesia. TD is a disabling movement disorder often caused by long-term exposure to antipsychotic medications. The subcutaneous formulation of SER-270 is designed for patients on long-acting injectable antipsychotics, those with dysphagia, and institutionalized populations and other patients with challenged adherence. Serina is also exploring development in Huntington’s disease chorea.
For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statement
References in this Report to “Serina,” “the Company,” “we” or “us” refer to Serina Therapeutics, Inc.
This release contains forward-looking statements within the meaning of federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “may,” “will,” “believes,” “plans,” “intends,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Additional factors that could cause actual results to differ materially from the results anticipated in these forward-looking statements are contained in Serina’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors” and other filings that Serina may make with the SEC. Undue reliance should not be placed on these forward-looking statements which speak only as of the date they are made, and the facts and assumptions underlying these statements may change. Except as required by law, Serina disclaims any intent or obligation to update these forward-looking statements. These statements are based on management’s current expectations, plans, beliefs or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, Serina’s estimates regarding future revenue, expenses, capital requirements and need for additional financing, and Serina’s planned clinical programs, including planned clinical trials, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the timing and extent of the FDA's clinical-hold letter and of Serina's response, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; Serina’s ability to continue as a going concern; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; and competitive developments. These risks as well as other risks are more fully discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, and the company’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8,620	$3,672
Prepaid expenses and other current assets	2,877	2,004
Total current assets	11,497	5,676

Property and equipment, net	580	501
Right of use assets - operating leases	312	461
Right of use assets - finance leases	—	86
Other long-term prepaid assets	24	—
TOTAL ASSETS	$12,413	$6,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,731	$744
Accrued expenses	1,144	1,429
Warrant liability	1,676	—
Convertible Note, net	2,888	—
Other current liabilities	350	193
Total current liabilities	8,789	2,366

Warrant liability, non-current	1,882	3,582
Operating lease liabilities, net of current portion	148	268
Total liabilities	10,819	6,216
Total stockholders’ equity	1,594	508
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,413	$6,724

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
REVENUES
Grant revenues	$—	$14	$130	$70
Total revenues	—	14	130	70

OPERATING EXPENSES
Research and development	3,651	2,415	9,754	5,115
General and administrative	2,741	2,911	8,191	6,454
Total operating expenses	6,392	5,326	17,945	11,569

Loss from operations	(6,392)	(5,312)	(17,815)	(11,499)

OTHER (EXPENSE) INCOME, NET
Interest expense	(6)	(16)	(15)	(509)
Change in fair value of convertible promissory notes	—	—	—	(7,017)
Change in fair value of warrants	1,044	6,669	1,076	10,385
Gain on warrants expiration	724	—	724	—
Other income, net	35	42	151	185
Total other income, net	1,797	6,695	1,936	3,044

NET (LOSS) INCOME	(4,595)	1,383	(15,879)	(8,455)
Net loss attributable to noncontrolling interest	10	27	33	54
NET (LOSS) INCOME ATTRIBUTABLE TO SERINA THERAPEUTICS, INC.	$(4,585)	$1,410	$(15,846)	$(8,401)

NET (LOSS) INCOME PER COMMON SHARE:
BASIC	$(0.45)	$0.16	$(1.60)	$(1.24)
DILUTED	$(0.45)	$0.13	$(1.60)	$(1.24)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC	10,339	8,851	10,032	6,774
DILUTED	10,339	10,751	10,032	6,774

SERINA THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended September 30,
	2025	2024
Net cash used in operating activities	$(11,922)	$(12,548)
Net cash used in investing activities	(59)	(17)
Net cash provided by financing activities	16,931	8,181
Effect of foreign currency on cash	(2)	—
NET CHANGE IN CASH AND CASH EQUIVALENTS	4,948	(4,384)

CASH AND CASH EQUIVALENTS:
At beginning of the period	3,672	7,619
At end of the period	$8,620	$3,235